Exhibit (a)(5)(A)

Franchise Group, Inc. Announces Completion of Its Tender Offer

VIRGINIA BEACH, Va., Nov. 14, 2019 (GLOBE NEWSWIRE) -- Franchise Group, Inc. (OTC PINK: FRGA) (“Franchise Group” or the “Company”) today announced the final results of its tender offer to purchase any and all shares of the Company’s outstanding common stock, par value $0.01 per share (the “Shares”), at a purchase price of $12.00 per share. The tender offer expired at 5:00 P.M., Eastern Time, on November 13, 2019.

Based on the final count by Equiniti Trust Company, the Depositary Agent for the tender offer (the “Depositary Agent”), the total number of Shares tendered in the tender offer was 3,970,938, including 163,779 shares tendered pursuant to the guaranteed delivery procedure described in the tender offer documents, for an aggregate purchase price of approximately $47.6 million.

If stockholders have any questions, please call our information agent EQ Proxy, by telephone, toll free at 833-503-4126.

About Franchise Group, Inc.

Franchise Group, Inc. (OTC PINK: FRGA) is an operator and acquiror of franchised and franchisable businesses that it can scale using its operating expertise.  Franchise Group owns and operates Liberty Tax Service, Buddy’s Home Furnishings and the Sears Outlet business.  Additionally, the Company announced in August 2019 the proposed acquisition of The Vitamin Shoppe, Inc. by the Company, which is expected to close prior to the end of calendar 2019.  Liberty Tax Service operates in the U.S. and Canada and prepared approximately 1.85 million individual income tax returns in more than 3,100 offices and online last year. Buddy’s Home Furnishings is a specialty retailer which franchises and operates rent-to-own stores that lease durable goods, such as electronics, residential furniture, appliances and household accessories, to customers on a rent-to-own basis.  As of June 10, 2019, Buddy’s Home Furnishings operated 291 locations, primarily through franchise arrangements.  The Sears Outlet business is a retailer primarily focused on providing customers with in-store and online access to new, one-of-a kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools, at prices that are significantly lower than list prices. As of October 23, 2019, the Sears Outlet business operated 126 locations.  Further, as previously announced, the Company expects that its Shares will begin trading on the Nasdaq Global Market at the opening of trading on or about November 15, 2019 under the symbol “FRG.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact. Such statements also include statements about the expected trading date of the Company’s common stock on the Nasdaq Global Market and the Company’s completion of its pending acquisition of The Vitamin Shoppe, Inc. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company or its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, many of which are beyond the control of the Company. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended April 30, 2019, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Readers are cautioned not to rely on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Andrew F. Kaminsky
EVP & Chief Administrative Officer
Franchise Group, Inc.
akaminsky@franchisegrp.com
(914) 939-5161